Exhibit 23.1

Safeco Corporation and Subsidiaries

Consent of Ernst & Young LLP – Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-26393) of Safeco Corporation pertaining to the Safeco Long-Term Incentive Plan of 1997, in the Registration Statement (Form S-3 No. 333-102298) and related Prospectus pertaining to the $775,000,000 in Safeco securities, and in the Registration Statement (Form S-3 No. 333-33444) pertaining to the Safeco Agency Stock Purchase Plan, of our report dated January 26, 2004, with respect to the consolidated financial statements and schedules of Safeco Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

Seattle, Washington

March 11, 2004